Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
COUPANG, INC.
The undersigned, a natural person (the “Sole Incorporator”), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:
I.
The name of this corporation is Coupang, Inc. (the “Company”).
II.
The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle, and the name of the registered agent of the Company in the State of Delaware at such address is The Corporate Trust Company.
III.
The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (“DGCL”).
IV.
A.    The Company is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is 12,250,000,000 shares, 10,000,000,000 shares of which shall be Class A Common Stock (the “Class A Common Stock”), 250,000,000 shares of which shall be Class B Common Stock (the “Class B Common Stock” together with the Class A Common Stock, the “Common Stock”) and 2,000,000,000 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share and the Common Stock shall have a par value of $0.0001 per share.
B.    The Preferred Stock may be issued from time to time in one or more series. Subject to any limitations expressly set forth in this Article IV (including Section D.4(c) hereof) or Article V, or, to the extent permitted by applicable law and the Bylaws of the Company or a resolution of the Board of Directors, any committee of the Board of Directors, is hereby expressly authorized by resolution or resolutions to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares of such shares and to determine for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors or committee thereof providing for the issuance of such shares and as may be permitted by the DGCL. Subject to any limitations expressly set forth in this Article IV (including Section D.4(c) hereof) or Article V, the Board of Directors or, to the extent permitted by applicable law and the Bylaws of the Company or a resolution of the Board of Directors, any committee of the Board of Directors, is also expressly authorized to increase (but not above the authorized number of shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. If the number of shares of any series of Preferred Stock shall be decreased in accordance with the foregoing sentence, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.
C.    Subject to any limitations expressly set forth in this Article IV (including Section D.4(c) hereof) or Article V, the number of authorized shares of Preferred Stock or Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, Class A Common Stock or Class B Common Stock irrespective of the provisions of Section 242(b)(2) of the DGCL unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock (a “Certificate of Designation”).
D.    Except as provided above, the rights, preferences, privileges, restrictions and other matters relating to the Class A Common Stock and Class B Common Stock are as follows:
1.     Definitions.
(a)    “Acquisition” means any consolidation or merger of the Company with or into any other Entity, other than any such consolidation or merger in which the stockholders of the Company immediately prior to such consolidation or merger continue to hold a majority of the voting power of the surviving Entity in substantially the same proportions (or, if the surviving Entity is a wholly owned subsidiary of another Entity, the surviving Entity’s Parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred or issued; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes.
(b)    “Approved Designee” shall mean a person or persons who entitled to exercise Voting Control with respect to shares of Class B Common Stock only following the death or Incapacity of the Founder pursuant to an agreement entered into between the Founder and some person or persons, and who is approved by a majority of the Board of Directors.
(c)    “Asset Transfer” means the sale, lease, exchange or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the assets of the Company.
(d)    “Certificate of Incorporation” means the certificate of incorporation of the Company, as amended and/or restated from time to time, including the terms of any certificate of designations of any series of Preferred Stock.
(e)    “Entity” means any corporation, partnership, limited liability company or other legal entity.
(f)    “Effective Time” means the time this Certificate of Incorporation of the Company is filed with the Secretary of State of the State of Delaware immediately prior to the time shares of Class A Common Stock were first publicly traded became effective in accordance with the DGCL.

(g)    “Family Member” means with respect to any natural person, the spouse, ex-spouse, domestic partner, ex-domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation or adoption) of such person or the spouse or domestic partner or any member of the immediate household of such person.
(h)     “Final Conversion Date” shall mean the earliest to occur of any of either: (i) 5:00 p.m. in New York City, New York on the Trading Day fixed by the Board of Directors that is no less than 120 days and no more than 180 days following the date that the number of shares of Class B Common Stock outstanding is less than 33% of the number of shares of Class B Common Stock outstanding immediately after the closing of the Company’s initial public offering covering the offer and sale of Class A Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended; or (ii) 5:00 p.m. in New York City, New York on the first Trading Day following the six (6) month anniversary of the death or Incapacity of the Founder.
(i)    “Founder” means Bom Suk Kim, an individual.
(j)    “Incapacity” means, with respect to an individual, the permanent and total disability of such individual so that such individual is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute regarding whether an individual has suffered an Incapacity, no Incapacity of such individual will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.
(k)    “Liquidation Event” means (i) any Asset Transfer or Acquisition in which cash or other property is, pursuant to the express terms of the Asset Transfer or Acquisition, to be distributed to the stockholders in respect of their shares of capital stock in the Company or (ii) any liquidation, dissolution and winding up of the Company; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock or Class B Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Class A Common Stock or Class B Common Stock.
(l)    “Parent” of an Entity means any Entity that directly or indirectly owns or controls a majority of the voting power of the voting securities or interests of such Entity.
(m)    “Permitted Entity” means, with respect to a Qualified Stockholder, any Entity in which such Qualified Stockholder, Family Member of such Qualified Stockholder, or Permitted Trust, as the case may be, directly, or indirectly through one or more Permitted Transferees, has sufficient shares, partnership interests, membership interests or other equity in such Entity, or otherwise has legally enforceable rights, such that the Qualified Stockholder, Family Member of such Qualified Stockholder or Permitted Trust, as the case may be, has Voting Control with respect to all shares of Class B Common Stock held of record by such Entity.
(n)    “Permitted Transfer” means, and be restricted to, any Transfer of a share of Class B Common Stock:
(i)    by the Founder, by the Founder’s Permitted Entities or by the Founder’s Permitted Transferees as a result of or in connection with the Founder’s death or Incapacity,

either (i) to the Founder’s Family Members or any Qualified Stockholder, or (ii) or a Transfer of Voting Control to an Approved Designee;
(ii)    by a Qualified Stockholder that is a natural person, to a Family Member or to the trustee of a Permitted Trust of such Qualified Stockholder or such Family Member;
(iii)    by the trustee of a Permitted Trust of a Qualified Stockholder, to the Qualified Stockholder, a Family Member of such Qualified Stockholder or the trustee of any other Permitted Trust of such Qualified Stockholder or of a Family Member of such Qualified Stockholder or of any Permitted Entity of such Qualified Stockholder or of a Family Member of such Qualified Stockholder;
(iv)    by a Qualified Stockholder to any Permitted Entity of such Qualified Stockholder or of a Family Member of such Qualified Stockholder; or
(v)    by a Permitted Entity of a Qualified Stockholder to the Qualified Stockholder, any Family Member or any other Permitted Entity of such Qualified Stockholder or, if the Qualified Stockholder is a natural person, any Family Member or the trustee of any Permitted Trust of such Qualified Stockholder.
(o)    “Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.
(p)    “Permitted Trust” means a bona fide trust for the benefit of a Qualified Stockholder or Family Members of the Qualified Stockholder or a Qualified Charity, in each case so long as the Qualified Stockholder or Family Member has Voting Control with respect to all shares of Class B Common Stock held of record by such trust.
(q)    “Qualified Charity” shall mean a charitable organization, foundation or similar organization.
(r)    “Qualified Stockholder” means (i) the record holder of a share of Class B Common Stock issued in accordance with the terms of that certain Agreement and Plan of Conversion dated on or about the date hereof by and among the members of Coupang, LLC (the “Agreement and Plan of Conversion”); and (ii) a Permitted Transferee of a Qualified Stockholder.
(s)    “Trading Day” means any day on which The Nasdaq Stock Market and the New York Stock Exchange are open for trading.
(t)    “Transfer” of a share of Class B Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or the entire legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, exclusive Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV:
(i)    the granting of a revocable proxy to officers or directors of the Company in connection with actions to be taken at an annual or special meeting of stockholders;

(ii)    the existence of any proxy granted prior to the Effective Time or the amendment or expiration of any such proxy;
(iii)    entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Company, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;
(iv)    the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”; or
(v)    entering into, or reaching an agreement, arrangement or understanding regarding, a support or similar voting or tender agreement (with or without granting a proxy) in connection with a Liquidation Event, Asset Transfer or Acquisition that has been approved by the Board of Directors.
A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an Entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity; (ii) the trustee of a Permitted Trust, if there occurs any act or circumstance that causes such trust to no longer be a Permitted Trust; or (iii) an Entity that is a Permitted Transferee, if there occurs any act or circumstance that causes the transferring Qualified Stockholder to no longer have dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such Permitted Transferee.
(u)    “Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.
2.    Rights Relating To Dividends, Subdivisions and Combinations.
(a)    Subject to the prior rights of holders of any Preferred Stock at the time outstanding having prior rights as to dividends, the holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Except as permitted in Section 2(b), any dividends paid to the holders of shares of Class A Common Stock and Class B Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of stock treated adversely, voting separately as a class.
(b)    The Company shall not declare or pay any dividend or make any distribution to the holders of Class A Common Stock or Class B Common Stock payable in securities of the Company unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, as applicable, are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, as applicable, are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date.
(c)    If the Company in any manner subdivides or combines (including by reclassification) the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
3.    Liquidation Rights. In the event of a Liquidation Event, upon the completion of the distributions required with respect to any Preferred Stock that may then be outstanding, the remaining assets of the Company legally available for distribution to stockholders, or consideration payable to the stockholders of the Company, in the case of an Acquisition constituting a Liquidation Event, shall be distributed on an equal priority, pro rata basis to the holders of Class A Common Stock and Class B Common Stock (and the holders of any Preferred Stock that may then be outstanding, to the extent required by the Certificate of Incorporation), unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock or Class B Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Class A Common Stock or Class B Common Stock. Any merger, consolidation, business combination or other similar transaction of the Company with or into any other entity that is not a Liquidation Event shall require approval by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class, unless (i) the shares of Class A Common Stock and Class B Common Stock remain outstanding and no other consideration is received in respect thereof or (ii) such shares of Class A Common Stock are converted on a pro rata basis into shares of the surviving or ultimate parent entity in such transaction having identical rights to the shares of Class A Common Stock, and the shares of Class B Common Stock are converted on a pro rata basis into shares of the surviving or ultimate parent entity in such transaction having identical rights to the shares of Class B Common Stock.
4.    Voting Rights.
(a)    Class A Common Stock. Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share thereof held.

(b)    Class B Common Stock. Each holder of shares of Class B Common Stock shall be entitled to twenty-nine (29) votes for each share thereof held.
(c)    Class B Common Stock Protective Provisions. In addition to any rights provided by applicable law or otherwise set forth in this Certificate of Incorporation, so long as any shares of Class B Common Stock remain outstanding, the Company shall not, without the approval by vote or written consent of the holders of a majority of the voting power of the Class B Common Stock then outstanding, voting together as a single class, directly or indirectly, or whether by amendment or through merger, recapitalization, consolidation or otherwise,
(i)    issue any shares of Class B Common Stock or other securities convertible into shares of Class B Common Stock, except for (A) the issuance of shares of Class B Common Stock to the Founder or any Permitted Entity or Permitted Trust of the Founder in accordance with the terms of the Agreement and Plan of Conversion or (B) a distribution payable in accordance with Section D.2(b) of Article IV of this Certificate of Incorporation; or
(ii)    authorize any series of Preferred Stock or issue any Preferred Stock.
(d)    Voting Generally. Except as required by law or as otherwise provided in any Certificate of Designation, the entire voting power and all voting rights shall be exclusively vested in the Class A Common Stock and Class B Common Stock. Except as required by law or as otherwise provided in this Certificate of Incorporation, the Class A Common Stock and Class B Common Stock shall vote together and not as separate series or classes.
5.    Optional Conversion.
(a)    Optional Conversion of the Class B Common Stock.
(i)    At the option of the holder thereof, each share of Class B Common Stock shall be convertible, at any time or from time to time, into one (1) fully paid and nonassessable share of Class A Common Stock as provided herein.
(ii)    Each holder of Class B Common Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor (if any), duly endorsed, at the office of the Company or its transfer agent for the Company (or shall notify the Company or its transfer agent that such certificate or certificates (if any), have been lost, stolen or destroyed and execute and agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate or certificates (if any)), and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. As promptly as reasonably practicable thereafter, and in any event, within three (3) Trading Days, the Company shall, at its election, issue and deliver certificate(s) or register book-entry positions, in either case evidencing the number of shares of Class A Common Stock to which the converting holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted, or, if the shares are uncertificated, immediately prior to the close of business on the date that the holder delivers notice of such conversion to the Company’s transfer agent and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock at such time. If a conversion election made in accordance with this Section 5(a)(ii) is made in connection with an underwritten offering of the Company’s securities pursuant to the Securities Act of 1933, as amended, such conversion election may, at the option of the holder tendering shares of Class B Common Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Company’s securities pursuant to such offering, in which event the holder making such conversion election who is entitled to receive shares of Class A Common Stock upon conversion of their shares of Class B Common Stock shall not be deemed to have converted such shares of Class B Common Stock or be the record holder of such shares of Class A Common Stock until the consummation of the closing of such sale of the Company’s securities in the underwritten offering.
6.    Automatic Conversion.
(a)    Automatic Conversion of the Class B Common Stock.
(i)    Upon Transfer. Each share of Class B Common Stock shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock upon a Transfer, other than a Permitted Transfer, of such share of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Company or its transfer agent.
(ii)    Upon Final Conversion. On the Final Conversion Date, each issued share of Class B Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock. Following the Final Conversion Date, the Company may no longer issue any additional shares of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Company or its transfer agent.
(b)    Procedures. The Company may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock pursuant to this Section 6 and the general administration of this dual class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Company as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Company as to whether a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding. In connection with the foregoing and an automatic conversion, as promptly as reasonably practicable after such conversion, and in any event, within three (3) Trading Days, the Company shall, at its election, issue and deliver certificate(s) or register book-entry positions, in either case evidencing the number of shares of Class A Common Stock to which the converting holder is entitled upon such conversion.
(c)     Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 6, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred or immediately at the Final Conversion Date, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates (or book-entry position(s)) representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.
7.    Redemption. The Common Stock is not redeemable.
8.    Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, as applicable, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, as applicable, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such numbers of shares as shall be sufficient for such purpose.
V.
For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
A.    Board of Directors.
1.    Generally. Except as otherwise provided in the Certificate of Incorporation or the DGCL, the business and affairs of the Company shall be managed by or under the direction of the Board of Directors.
2.    Election of Directors; Removal of Directors; Vacancies.
(a)    The holders of a majority of the voting power of the then-outstanding capital stock entitled to vote in an election of directors, voting together as a single class, shall be entitled to elect all members of the Board of Directors at each meeting or pursuant to each stockholder action by written consent of the Company’s stockholders.

(b)    No stockholder entitled to vote at an election for directors may cumulate votes.
(c)    Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
(d)    Election of directors need not be by written ballot unless the Bylaws so provide.
B.    Stockholder Action by Written Consent. Any action required or permitted to be taken at an annual or special meeting of stockholders may be taken (i) upon the vote of the stockholders at such an annual or special meeting called in accordance with the Bylaws of the Company, or (ii) without any such meeting, without prior notice and without a vote, if one or more written consents, setting forth the action so taken, are signed by the holders of outstanding shares of the Company’s capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and delivered to the Company.
C.    Bylaws. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company.
VI.
A.    The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permitted under applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law, as so amended.
B.    To the fullest extent permitted by applicable law, the Company may provide indemnification of (and advancement of expenses to) directors, officers, and other agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise.
C.    Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
D.    Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of the Company; (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company or any stockholder to the Company or the Company’s stockholders; (C) any action or proceeding asserting a claim against the Company or any current or former director, officer or other employee of the Company or any stockholder arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time); (D) any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws of the Company (including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (F) any action asserting a claim against the Company or any director, officer or other employee of the Company or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article VI shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction.
E.    Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
F.    Any person or Entity holding, owning or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article VI.
VII.
A.    The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.
VIII.
The name and mailing address of the Sole Incorporator is:
Gaurav Anand
c/o Coupang, Inc.
Tower 730, 570, Songpa-daero, Songpa-gu, Seoul
Republic of Korea
05510
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[Signature Page Follows]

This Certificate has been subscribed as of ___________________ by the undersigned who affirms that the statements made herein are true and correct.

Gaurav Anand
Sole Incorporator